Exhibit 99.1

DISCOVER FINANCIAL SERVICES TO SELL GOLDFISH TO

BARCLAYS BANK, EXITING U.K. CARD BUSINESS

Riverwoods, IL and London, Feb. 7, 2008 – Discover Financial Services (NYSE: DFS) and Barclays Bank PLC announced today that the companies have signed a definitive agreement for Barclays to acquire Discover’s Goldfish credit card business based in the United Kingdom.

Under the agreement, Barclays will acquire the card portfolio consisting of 1.7 million Goldfish and affinity card accounts with approximately $4 billion (£2 billion) of receivables; the Goldfish brand; its operating facilities; certain legal entities; and staff.

The aggregate sale price of the business is approximately $70 million (£35 million), payable in cash at closing and subject to a post-closing adjustment. Discover expects it will record after-tax charges of between $190 million and $210 million in the first quarter associated with the transaction. The company believes that exiting the U.K. card business will positively impact earnings in the second quarter of 2008 and for the remainder of the year. Cash and capital will become available for general corporate purposes as a result of the divestiture.

“While we have begun to see important progress in our U.K. business, the funding and operating environment there continues to be a challenge. We have concluded that the best way to maximize shareholder value is through the sale of the Goldfish business,” said David Nelms, chief executive officer of Discover. “The sale will free up capital, enhance Discover’s net income and bring even sharper focus to our profitable and growing U.S. Card and Third-Party Payments businesses.”

Antony Jenkins, chief executive of Barclaycard, said: “Barclaycard is one of the largest card issuers in the U.K. with acknowledged expertise in risk management, customer data management and marketing. Goldfish has similar credit characteristics to our existing U.K. business. The combination provides an attractive opportunity to deploy our expertise across a larger number of cards and customers.”

The transaction is expected to close by the end of Discover’s second quarter, subject to regulatory approvals in the U.K. and to other closing conditions.

Additional information regarding the transaction will be available in a Form 8-K that will be filed by Discover with the Securities and Exchange Commission.

About Discover Financial Services

Discover Financial Services (NYSE: DFS) is a leading credit card issuer and electronic payment services company with one of the most recognized brands in U.S. financial services. The company operates the Discover Card, America’s cash rewards pioneer. Since its inception in1986, the company has become one of the largest card issuers in the United States. Its payments businesses consist of the Discover Network, with millions of merchant and cash access locations, and PULSE, one of the nation’s leading ATM/debit networks. For more information, visit www.discoverfinancial.com.

About Barclays

Barclays is a major global financial services provider engaged in retail and commercial banking, credit cards, investment banking, wealth management and investment management services with an extensive international presence in Europe, the USA, Africa and Asia. With over 300 years of history and expertise in banking, Barclays operates in over 50 countries and employs over 127,000 people. Barclays moves, lends, invests and protects money for over 27 million customers and clients worldwide. For further information about Barclays, please visit http://www.barclays.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Discover Financial Services’ management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the actions and initiatives of current and potential competitors; our ability to manage credit risks and securitize our receivables at acceptable rates; changes in economic variables, such as the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments and other market indices; the availability and cost of funding and capital; access to U.S. or U.K. debt and securitization markets; the ability to increase or sustain Discover Card usage or attract new cardmembers and introduce new products or services; our ability to attract new merchants and maintain relationships with current merchants; material security breaches of key systems; unforeseen and catastrophic events; our reputation; the potential effects of technological changes; the effect of political, economic and market conditions and geopolitical events; unanticipated developments relating to lawsuits, investigations or similar matters; the impact of current, pending and future legislation, regulation and regulatory and legal actions; our ability to attract and retain employees; the ability to protect our intellectual property; the impact of our separation from Morgan Stanley; the impact of any potential future acquisitions; investor sentiment; and the restrictions on our operations resulting from indebtedness incurred during our separation from Morgan Stanley.

These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available. Additional factors that could cause Discover Financial Services’ results to differ materially from those described in the forward-looking statements can be found in the Company’s Form 10, as amended, filed with the SEC and available at the SEC’s internet site (http://www.sec.gov).

Contacts

Investors:	Media:
Craig Streem, Discover	Leslie Sutton, Discover	Alistair Smith, Barclays
+1 224-405-3575	+44 (0)203 162 6656	+44 (0)207 7116 6132

Mark Merson, Barclays	Jon Drummond, Discover	James Cooke, Barclaycard
+44 (0)20 7116 5752	+1 224-405-1888	+44 (0)1604 251 229

Neil Temple, Barclays
+44 (0)20 7116 2928